Form 3
Reporting Person: PIERRE PIRARD
Date of Event Requiring Statement: January 26, 2010

Exhibit 99.1

(1) Includes: --

(i) 4,279 shares of Common Stock;

(ii)

3,734 shares of service-based restricted stock (SBRS) that will vest in equal installments on the dates that are two business days following the public announcement of the Issuer's financial results for the fiscal years ending June 30, 2010 and 2011 (each a "Vesting Date"), but only if the Reporting Person is still employed with the Issuer on the applicable Vesting Date;

(iii)

5,600 shares of performance-based restricted stock (PBRS) that will vest on the second business day following the public announcement of the Issuer's fiscal year 2011 financial results, but only if the Reporting Person is still employed with the Issuer at the time of vesting and the Issuer achieves cumulative earnings targets over the fiscal years that comprise the vesting measurement period; and

(iv)

19,300 shares of SBRS that will vest in equal thirds on the dates that are two business days following the public announcement of the Issuer's financial results for the fiscal years ending June 30, 2010, 2011 and 2012 (each a "Vesting Date") but only if the Reporting Person is still employed with the Issuer on the applicable Vesting Date.